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                                                                   EXHIBIT 10.16

                       SETTLEMENT AGREEMENT AND RELEASE


     This Settlement Agreement and Release (this "Agreement") is made and entered into as of the 30th day of April 1996, by and between IWERKS Entertainment, Inc., a Delaware corporation (the "Company"), and Paula T. Douglass ("Douglass").

                                R E C I T A L S
                                - - - - - - - -

     A. Douglass was appointed Chairman of the Board of Directors of the Company on November 14, 1995.

     B. As originally contemplated, it was expected that the office of Chairman of the Board be a management position and compensated accordingly.

     C. At its meeting held on March 8, 1996, the Board of Directors of the Company determined that the office of Chairman of the Board would not be a management position and consequently would not be separately compensated. At that same meeting, the Board of Directors of the Company appointed Roy A. Wright as Co-Chairman of the Board of Directors.

     D. Recognizing the valuable and significant service provided by Douglass since joining the Board of Directors of the Company, and desirous of securing her continued service as a Director and Co-Chairman of the Board, the Board of Directors of the Company has determined it to be appropriate and in the best interests of the Company to enter into this Agreement with Douglass providing for the consideration set forth herein as a complete payment and settlement for services rendered by her prior as Chairman of the Board and for any claims she might have arising out of her original appointment and the subsequent change in the services to be provided in that capacity.

                               A G R E E M E N T
                               - - - - - - - - -

     NOW, THEREFORE, on the basis of the foregoing facts and mutual agreements contained in this Agreement, the Company and Douglass hereby agree as follows:

     1. CASH PAYMENT. In consideration of services previously rendered by Douglass and for the release provided for herein, concurrently with the execution of this Agreement, the Company shall pay Douglass the sum of Sixty-Five Thousand Dollars ($65,000) by Company check.

     2. STOCK OPTIONS. In further consideration of services previously rendered by Douglass and for the release provided for herein, concurrently with the execution hereof, the Company shall grant Douglass an option (the "Option") to purchase 14,185 shares of the Common Stock of the Company for an exercise price of $5.875 (the fair market value of the Common Stock of the Company on November 14, 1995, the date the Board of Directors appointed Douglass Chairman of the Board). The Option shall be granted pursuant to the Company's 1994 Stock Incentive Plan (the "Plan"), shall be exercisable for 10 years from November 14, 1995 (subject to early termination as provided in the Plan) and shall be fully vested.

     3. EXPENSE REIMBURSEMENT. The Company shall reimburse Douglass for all reasonable business expenses incurred by Douglass in connection with the exercise by her of her duties as
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Chairman of the Board and (after March 8, 1996) Co-Chairman of the Board in accordance with the Company's policy with respect to reimbursement of business expenses incurred by executive officers of the Company.

     4. SUCCESS FEE. If during the period during which Douglass is a Director of the Company, Douglass introduces to the Company a business opportunity which the Company is not otherwise pursuing through its sales staff or other personnel, and the Company subsequently completes a business transaction (whether in the form of a sale of equipment, joint venture or other business transaction) (the "Transaction") resulting from such introduction, then the Company shall pay to Douglass upon the closing of the Transaction a Success Fee (as defined below). Douglass shall provide written notice to the Company as soon as reasonably practicable following the introduction of a business opportunity which Douglass believes to be subject to the provisions of this paragraph. Upon the receipt of any such notice, the Company shall within a reasonable time thereafter, acknowledge to Douglass in writing that the business opportunity is subject to the provisions of this paragraph or notify Douglass in writing the reasons that the Company believes that the business opportunity is not subject to the provisions hereof. It is hereby acknowledged that Douglass has previously introduced to the Company a possible joint venture or merger transaction with Sheldon Gordon and The Gordon Company and a possible joint venture with Pacific Western/Gale Hurd, each of which is subject to the terms of this paragraph. For purposes of this paragraph, the Success Fee payable hereunder shall be (i) in the case of a sale of equipment, 5% of the sales price of the equipment (less crating, installation and shipping), and (ii) in the case of a financing or other transaction not involving a sale of equipment, a fee to be determined by mutual agreement at the time Douglass notifies the Company that the business opportunity is subject to this paragraph, which fee shall be computed and paid taking into account the specific structure, scope and financing of the Transaction. Where the sale of equipment is effected pursuant to a Transaction involving a joint venture with a third party or other business arrangement where the Company participates in the ownership and operation of the equipment, and the Company effects the sale by either contributing it to the joint venture or selling it at a price below the Company's ordinary list price, then the Success Fee shall be computed on the basis of the Company's ordinary list price for the equipment and not the actual sales price in the Transaction.

     5. OTHER MATTERS. In her capacity as a Director of the Corporation, pursuant to the terms of the Plan, Douglass was automatically granted on November 14, 1995 an option to purchase 8,511 shares of the Common Stock of the Company for an exercise price of $5.875 per share. Such options are exercisable for 10 years from November 14, 1995 and vest over a four year period (subject to early termination as provided in the Plan), all as provided in the Plan. In addition, at its March 8, 1996 meeting, the Board of Directors authorized a payment to Douglass of $5,000 and the grant of an option to purchase an additional 10,000 shares of the Common Stock of the Company for an exercise price of $5.125 (the closing sale price on September 1, 1995), all in recognition of the services previously rendered by Douglass during 1995 in connection with certain class action securities litigation then pending against the Company. These latter options shall be issued pursuant to the Plan, shall be exercisable for 10 years from March 8, 1996 (subject to early termination as provided in the Plan) and shall be fully vested. Further, it is hereby acknowledged and agreed that Douglass shall, from and after February 1, 1996,
(i) be compensated as an "independent" director with respect to her service as a Director of the Company, and (ii) be entitled to an additional cash payment of $1,000 per month to defray the additional costs associated with her service as Co-Chairman of the Board of Directors of the Company.
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     6. RELEASE; WAIVER UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE.
Douglass hereby releases the Company from any and all claims (the "Claims") she may have for compensation or otherwise arising out of her appointment as Chairman of the Board of the Company on November 14, 1995 and the changes made to the scope of the duties of that office and compensation payable with respect thereto effected subsequent to her appointment up to and including the actions taken by the Board of Directors of the Company at its meeting on March 8, 1996. In furtherance of the foregoing, Douglass expressly waives all rights under
Section 1542 of the Civil Code of the State of California which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the debtor.

It is the intention of the Company and Douglass, through this Agreement, fully, finally, and forever to settle and release all of the Claims. In furtherance of such intention, the release herein given shall be, and remain in effect as, a full and complete release of the Claims notwithstanding the discovery of the existence of any additional claims or facts relating thereto.

     7. NO KNOWN CLAIMS. The Company hereby represents to Douglass that it is not currently aware of any claim that it may have against Douglass arising out of her appointment as Chairman of the Board or services she performed in that capacity from November 14, 1995 through March 8, 1996.
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     8.  MISCELLANEOUS.

         (a) Notices. All notices, requests and other communications
             -------
(collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, facsimile transmission, or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

             If to Company:

IWERKS Entertainment, Inc.
             4540 West Valerio Street
             Burbank, CA 91505-1056
             Attn: Chief Executive Officer
             Fax: (818) 840-6110

             If to Douglass:

             Paula T. Douglass
             Equus
             The America Tower
             2929 Allen Parkway, 25th Floor
             Houston, Texas 77019
             Fax: (713) 529-9545

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

         (b) Entire Agreement. This Agreement contains the sole and entire
             ----------------
agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

         (c) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
             -------------
ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

         (d) Captions. The various captions of this Agreement are for reference
             --------
only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         (e) Counterparts. This Agreement may be executed in any number of
             ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (f) Amendments and Waivers. No amendment or waiver of any term or
             ----------------------
provision of this Agreement shall be effective unless made in writing. Any written amendment or waiver shall
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be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.

     In witness whereof, the parties have executed this Agreement as of the date first set forth above.


Company:                                   Douglass:
IWERKS Entertainment, Inc.



By: /s/ Roy A. Wright                  By: /s/ Paula T. Douglass
    -------------------------              --------------------------
    Roy A. Wright                              Paula T. Douglass
    Chief Executive Officer